Exhibit 10.24
December 14, 2006
Re: Consulting Agreement
Dear Carl:
This letter agreement is in confirmation of your consulting agreement with Bowne & Co., Inc. (together with its subsidiaries and affiliates “Bowne”). If the terms meet your approval please sign and return a copy of this letter agreement to me.
1.	Term: January 1, 2007 to December 31, 2008 (the “Consulting Term”).

2.	Compensation:
a.	$ 255,000 annual consulting fee in lieu of Board of Director retainers and fees and for services rendered. The fees are payable quarterly upon invoice. We anticipate that you will provide 1 to 2 days of services per week during the Consulting Term.

b.	Reimbursement of reasonable business related expenses.

c.	You will be indemnified in connection with your duties under this Agreement and for your participation as a member of Bowne’s Board of Directors to the same extent as Bowne’s executives and other board members.

d.	You will be an independent contractor, and thus will not be entitled to continued active participation in Bowne’s employee benefit plans.
3.	Duties:
a.	Continue as a member of the Board of Directors of Bowne.

b.	Assist in securing of new customers and the retention of existing customers by continuing relationships with key individuals.

c.	Provide coaching and mentoring to members of Bowne’s senior management team.

d.	Participate in cross selling of Bowne’s new services.

e.	Assist in the analysis of potential acquisitions or divestitures and the integration of organizations after an acquisition.

f.	Any other projects that are mutually agreed upon between you and David Shea.
4.	Reports: You will provide periodic status reports to David Shea.

5.	Confidential Information: You agree that you will not at any time, whether during or after the Consulting Term, disclose to any person or entity any Bowne confidential information or trade secrets without the prior written authorization of Bowne.

6.	Non-Compete and Non Solicitation of Employees:

a.	You agree that during the Consulting Term and for a period of twelve months thereafter, you will not, directly or indirectly:
i.	disclose to any person information which, whether or not Bowne confidential information, would be beneficial to a competitor of Bowne;

ii.	make or hold investments in the aggregate of more than one percent (1%) of the capital of a competing business either in the form of a stock purchase, contribution to capital, loan or any other form, or any combination of the foregoing;

iii.	render or give advice or assistance to a competing business whether as an employee or consultant or otherwise;

iv.	become an officer or director of a corporation or member of a partnership or trustee of a trust which conducts, by itself or through one or more subsidiaries, a competing business or become an employee of such corporation, partnership, trust, or business;

v.	on behalf of any other person or entity contact or solicit any former or current client of Bowne for which you were directly or indirectly responsible with the purpose of providing or offering to provide any services which compete with services provided by Bowne;

vi.	on behalf of any other person or entity, solicit or encourage any current employee to leave the employment of Bowne or hire a former employee within six (6) months of their having left Bowne’s employment.
Clauses (ii) and (iv) of the foregoing non-competition provisions shall only apply to lines of business in which Bowne is engaged as of the date hereof, and shall not apply to new lines of business engaged in by Bowne subsequent to the date hereof.

b.	Bowne acknowledges that you may have an ownership interest in GSC Partners (“GSCP”) and that you may in the future provide services to GSCP. Bowne further acknowledges that GSCP is a substantial investor in Moore/Wallace (“MW”) which has agreed to merge with R.R. Donnelly + Sons Company (“RRD”). Bowne and, with respect to the SERP, the Administrative Committee thereof, agree that provided you do not provide services of any kind, directly or indirectly, to either MW, RRD or the entity created by the merger and its subsidiaries and affiliates, the ownership interest in and the services provided to GSPC will not be a breach of paragraph 6a. of this letter agreement or the Supplemental Executive Retirement Plan (“SERP”).

c.	You acknowledge and agree that Bowne’s remedies for a breach or threatened breach of any of the provisions of Section 5 or Section 6 of this agreement would be inadequate and Bowne would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, Bowne, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance.
You have been an integral part of Bowne for more than 30 years. During this time of transition, we appreciate your willingness to consult and share your expertise.
Sincerely,

Agreed and Accepted:

Carl J. Crosetto